Exhibit 99.1

Emerald Receives Final Proceeds Relating to Insurance Litigation Settlement

Company Receives Proceeds of $149.25 Million in Connection with Previously Announced Insurance Litigation Settlement, Bringing Total Proceeds Received Under Event Cancellation Policies to $372.9 Million

NEW YORK, NY. (September 14, 2022) — Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”) today announced that it has received proceeds totaling $149.25 million related to its previously announced insurance litigation settlement for canceled events under the Company’s 2020 and 2021 event cancellation insurance policies. Of the $149.25 million, $148.54 million is expected to be recognized as Other Income, net for the third quarter of 2022.

In total, Emerald has submitted insurance claims under its 2020 and 2021 event cancellation insurance policies of approximately $348.4 million, which represents the net amount of expected gross revenues less avoided costs for cancelled events scheduled to take place during 2020 and 2021. Including the $149.25 million litigation settlement payment, Emerald has received total proceeds under the 2020 and 2021 event cancellation insurance policies of $372.9 million.

Hervé Sedky, Emerald’s CEO commented, “We are pleased to have received the final proceeds relating to the settlement of our insurance litigation. The incremental cash not only helps further improve our already strong liquidity position but also allows us to focus all of our attention on building our business moving forward.”

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About Emerald:

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills.  And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels.  Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate.  As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http//www.emeraldx.com/.

Contacts

Emerald Holding, Inc
Investor Relations

investor.relations@emeraldexpo.com

1-866-339-4688 (866EEXINVT)

Media
Beth Cowperthwaite
SVP, Communications
203-606-6243
Beth.Cowperthwaite@emeraldx.com